Coopers                    Coopers & Lybrand L.L.P.
& Lybrand
[logo]                     a professional services firm

200 South Biscayne Boulevard            telephone (305) 375-7400
Suite 1900
Miami, Florida  33131                   facsimile (305) 375-6221





March 27, 1998








United States Securities
   and Exchange Commission
450 Fifth Street, Northwest
Washington, D.C.  20549

RE:     XCL Ltd. ("Registrant")

To:     The Securities and Exchange Commission

The Registrant has not provided the evaluation of oil and gas reserves required to complete our audit of the financial statements for the year ended December 31, 1997. Accordingly, we are unable to issue the related accountants' report on or before March 31, 1998.

Very truly yours,

/s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.





Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand
International, a limited liability association incorporation in Switzerland